The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No 333-147391

SUBJECT TO COMPLETION, DATED APRIL 14, 2009

PROSPECTUS SUPPLEMENT
(To prospectus dated November 14, 2007)

Fidelity National Financial, Inc.

13,300,000 shares of Common Stock, $0.0001 par value per share

We are offering 13,300,000 shares of our common stock, par value $0.0001 per share.

Our common stock is listed on The New York Stock Exchange under the symbol “FNF.” On April 13, 2009 the last reported sales price for our common stock on The New York Stock Exchange was $22.60 per share.

Investing in our common stock involves risks. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement carefully before you invest. See “Risk Factors” beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,995,000 shares of common stock from us on the same terms and conditions as set forth above within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock against payment on or about April   , 2009.

Joint Book-Running Managers

J.P. Morgan	Goldman, Sachs & Co.
Co-Managers

Barclays Capital	Stephens Inc.

Keefe, Bruyette & Woods	Piper Jaffray

The date of this prospectus supplement is     , 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the dates of those respective documents. Our business, financial condition, results of operation and prospects may have changed since those dates. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “FNF,” “the Company,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The registration statement that contains the prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about FNF and the common stock offered under this prospectus supplement. That registration statement can be read at the SEC website or at the SEC office mentioned under the section of this prospectus supplement entitled “Where You Can Find More Information.”

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision.

Fidelity National Financial, Inc.

We are a holding company that is a provider, through our subsidiaries, of title insurance, specialty insurance, claims management services, and information services. Following our acquisition on December 22, 2008 of Commonwealth Land Title Insurance Company (“Commonwealth”) and Lawyers Title Insurance Corporation (“Lawyers”), we are the nation’s largest title insurance company through our title insurance underwriters — Fidelity National Title, Chicago Title, Commonwealth Land Title, Lawyers Title, Ticor Title, Security Union Title, and Alamo Title — which collectively issued more title insurance policies in 2007 than any other title company in the United States. We also provide flood insurance, personal lines insurance, and home warranty insurance through our specialty insurance subsidiaries. We are also a leading provider of outsourced claims management services to large corporate and public sector entities through our minority-owned affiliate, Sedgwick CMS Holdings and a provider of information services in the human resources, retail, and transportation markets through another minority-owned affiliate, Ceridian Corporation.

We currently have three reporting segments as follows:

•	Fidelity National Title Group. This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title-related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances.

•	Specialty Insurance. The specialty insurance segment consists of certain subsidiaries that issue flood, home warranty, homeowners, automobile and other personal lines insurance policies.

•	Corporate and Other. The corporate and other segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses, other smaller operations, and the Company’s share in the operations of certain equity investments, including Sedgwick CMS Holdings, Ceridian Corporation, and Remy International, Inc.

Competitive Strengths

We believe that our competitive strengths include the following:

Leading title insurance company.  We are the largest title insurance company in the United States and a leading provider of title insurance and escrow services for real estate transactions. During 2007, our insurance companies had a 26.7% share of the U.S. title insurance market, according to the Demotech Performance of Title Insurance Companies 2008 Edition, an annual compilation of financial information from the title insurance industry that is published by Demotech Inc., an independent firm (“Demotech”). Our recent acquisition of Commonwealth, Lawyers and United Capital Title (collectively, the “LFG Underwriters”) from LandAmerica Financial Group, Inc. (“LFG”) has further increased our market share.

Established relationships with our customers.  We have strong relationships with the customers who use our title services. Our distribution network, which includes over 1,300 direct residential title offices and over 9,000 agents, is among the largest in the United States. We also benefit from strong brand recognition in our seven title brands that allows us to access a broader client base than if we operated under a single consolidated brand and provides our customers with a choice among brands.

Strong value proposition for our customers.  We provide our customers with title insurance and escrow and other closing services that support their ability to effectively close real estate transactions. We help make the real estate closing more efficient for our customers by offering a single point of access to a broad platform of title-related products and resources necessary to close real estate transactions.

Proven management team.  The managers of our operating businesses have successfully built our title business over an extended period of time, resulting in our business attaining the size, scope and presence in the industry that it has today. Our managers have demonstrated their leadership ability during numerous acquisitions through which we have grown and throughout a number of business cycles and significant periods of industry change.

Competitive cost structure.  We have been able to maintain competitive operating margins in part by monitoring our businesses in a disciplined manner through continual evaluation and management of our cost structure. When compared to other industry competitors, we also believe that our management structure has fewer layers of managers which allows us to operate with lower overhead costs.

Commercial title insurance.  While residential title insurance comprises the majority of our business, we believe that, following the acquisition of the LFG Underwriters, we are the largest provider of commercial real estate title insurance in the United States. Our network of agents, attorneys, underwriters and closers that service the commercial real estate markets is one of the largest in the industry. Our commercial network combined with our financial strength makes our title insurance operations attractive to large national lenders who require the underwriting and issuing of larger commercial title policies.

Corporate principles.  A cornerstone of our management philosophy and operating success is the six fundamental precepts upon which we were founded.

•	Autonomy and entrepreneurship;

•	Bias for action;

•	Customer-oriented and motivated;

•	Minimize bureaucracy;

•	Employee ownership; and

•	Highest standard of conduct.

These six precepts are emphasized to our employees from the first day of employment and are integral to many of our strategies described below.

Strategy

Fidelity National Title Group

Our strategy in the title insurance business is to maximize operating profits by increasing our market share and managing operating expenses throughout the real estate business cycle. To accomplish our goals, we intend to:

•	Continue to operate each of our seven title brands independently. We believe that in order to maintain and strengthen our title insurance customer base, we must leave the Fidelity National Title, Chicago Title, Commonwealth Land Title, Lawyers Title, Ticor Title, Security Union Title and Alamo Title brands intact and operate these brands independently. In most of our largest markets, we operate two, and in a few cases as many as five, brands, including the brands acquired with the LFG Underwriters. This approach allows us to continue to attract customers who identify with one brand over another and allows us to utilize a broader base of local agents and local operations than we would have with a single consolidated brand.

•	Consistently deliver superior customer service. We believe customer service and consistent product delivery are the most important factors in attracting and retaining customers. Our ability to provide superior customer service and provide consistent product delivery requires continued focus on providing high quality service and products at competitive prices. Our goal is to continue to improve the experience of our customers in all aspects of our business.

•	Manage our operations successfully through business cycles. We operate in a cyclical business and our ability to diversify our revenue base within our core title insurance business and manage the duration of our investments may allow us to better operate in this cyclical business. Maintaining a broad geographic revenue base, utilizing both direct and independent agency operations and pursuing both residential and commercial title insurance business help diversify our title insurance revenues. Maintaining shorter durations on our investment portfolio allows us to mitigate our interest rate risk and, in a rising interest rate environment, to increase our investment revenue, which may offset some of the decline in premiums and service revenues we would expect in such an environment.

•	Continue to improve our products and technology. As a national provider of real estate transaction products and services, we participate in an industry that is subject to significant change, frequent new product and service introductions and evolving industry standards. We believe that our future success will depend in part on our ability to anticipate industry changes and offer products and services that meet evolving industry standards. In connection with our service offerings, we are continuing to deploy new information system technologies to our direct and agency operations. We expect to improve the process of ordering title and escrow services and improve the delivery of our products to our customers.

•	Maintain values supporting our strategy. We believe that our continued focus on and support of our long-established corporate culture will reinforce and support our business strategy. Our goal is to foster and support a corporate culture where our agents and employees seek to operate independently and profitably at the local level while forming close customer relationships by meeting customer needs and improving customer service. Utilizing a relatively flat managerial structure and providing our employees with a sense of individual ownership supports this goal.

•	Effectively manage costs based on economic factors. We believe that our focus on our operating margins is essential to our continued success in the title insurance business. Regardless of the business cycle in which we may be operating, we seek to continue to evaluate and manage our cost structure and make appropriate adjustments where economic conditions dictate. For example, in 2008, as part of our cost management initiative, we reduced our headcount by approximately 2,100, closed approximately 190 offices and decreased the number of agents with which we transact business by approximately 940. This continual focus on our cost structure helps us to better maintain our operating margins.

Specialty Insurance

Our strategy in the specialty insurance business is to provide an efficient and effective delivery mechanism for property insurance policies placed directly and through independent agents. We are positioned to be a low expense provider, while continuing to strictly adhere to pricing and underwriting disciplines to maintain our underwriting profitability.

•	We offer coverage under the U.S. National Flood Insurance Program (“NFIP”) through Fidelity National Property and Casualty Insurance Company, which provides flood insurance in all 50 states. We are the largest provider of NFIP flood insurance in the U.S. through our independent agent network. The NFIP bears all insurance risk related to these policies.

•	We provide an efficient methodology for obtaining insurance on newly acquired homes, whether new construction or upon resale. We have an easy to use fully integrated website, which our agents use as a completely paperless and fully automated quoting and policy delivery system. This system is in use for all of our property products, including flood insurance.

•	Our underwriting practice is conservative. Catastrophe exposure is closely managed on a real time basis. We also buy reinsurance to assist in maintaining our profitability and growing our surplus.

Recent Developments

Acquisition of the LFG Underwriters.  Strategic acquisitions have been an important part of our growth strategy. We made a number of acquisitions over the past three years to strengthen and expand our service offerings and customer base in our various businesses, to expand into other businesses or where we otherwise saw value.

On December 22, 2008, we completed the acquisition of LFG’s two principal title insurance underwriters, Commonwealth and Lawyers, as well as United Capital Title Insurance Company. As a result, the results of operations of the companies acquired are included in our results of operations for the period from December 22, 2008 through December 31, 2008. During 2007, the LFG Underwriters had a 19.6% share of the U.S. title insurance market, according to Demotech.

During 2008 and 2007, prior to the acquisition, the LFG Underwriters generated significant revenue but had substantial losses from operations. Since the acquisition, we have been engaged in an effort to reduce overhead at the LFG Underwriters and restore them to profitability. At the time of the acquisition, we set a goal of achieving synergies from the acquisition that would yield annual pre-tax savings of $225 million on a run-rate basis. As of March 31, 2009, we estimate that we have achieved approximately $231 million in such run-rate savings, thereby meeting our target. We have achieved these expense savings through measures such as consolidation of general, administrative and sales functions, data processing efficiencies and elimination of certain duplicative or excess facilities. Through the end of March 2009, we had eliminated approximately

2,068 of the 5,500 employees and closed approximately 216 of the offices acquired in the transaction, with the bulk of the reductions occurring in January and February of 2009. Agent relationships are also being evaluated and reductions in the agency base have also occurred and are continuing.

As a result of these measures, and because of the loss of business momentum at the LFG Underwriters prior to our acquisition of the companies from their parent’s Chapter 11 bankruptcy, among other factors, the operations of the LFG Underwriters will, at least initially, be somewhat less sizable than they were historically. For the three months ended March 31, 2009, the direct operations of the LFG Underwriters contributed an average of approximately 16% of the total direct orders opened by the Company. Therefore, the reported results of the LFG Underwriters for periods prior to the acquisition are not necessarily indicative of the results to be expected for any future period.

Estimated First Quarter Results.  The tables below set forth our estimated range of results for the three months ended March 31, 2009, as compared to the first and fourth quarters of 2008, and selected information by month for the three months ended March 31, 2009.

Preliminary Selected Quarterly Results

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2008	2009
	(In millions, except per share and other data)

Total title and escrow revenue	$1,001.8	$903.0	$1,246.1

Total earnings (loss) before income taxes, equity in (loss) earnings of unconsolidated affiliates, and minority interest (“pre-tax profit (loss)”)	36.4	(22.4)	(0.3) - (10.5)	(1)

Earnings (loss) per share	$0.13	$(0.07)	$(0.06) - (0.10)	(2)
Direct operations orders opened	562,200	428,200	746,400
Direct operations orders closed	307,800	245,300	428,600
Average fee per file — direct operations	$1,447	$1,455	$1,166
Annualized run-rate synergies	$—	$44.6	$231.4

(1)	Includes $20.4 million accrual for special synergy achievement bonus discussed below. Also includes $5.7 million in other than temporary impairment losses on investment securities. In addition, based on recent events, there is the potential for an additional $10.2 million in other than temporary impairment charges for the first quarter relating to securities we held in one issuer.
(2)	Substantially all of the difference in our loss per share for the quarter from our pre-tax loss is due to a loss from our equity method investments for the quarter.

Preliminary Consolidated Monthly Information

	Month Ended
	January 31,	February 28,	March 31,
	2009	2009	2009
	(In millions, except other data)

Direct operations orders opened	279,700	206,400	260,300
Direct operations orders closed	120,500	141,900	166,200
Average fee per file — direct operations	$1,191	$1,162	$1,151
Annualized run-rate synergies	$181.0	$207.6	$231.4

Starting in December 2008, our open order volumes in our direct title operations increased due to reductions in interest rates. The increase has largely been due to increased applications for mortgage loan refinancings, as demonstrated by our lower average fee per file in the first quarter of 2009 compared to 2008. However, there is a time period between the opening and closing of title insurance orders. We believe that the time period between the opening and closing of direct orders has increased recently due in part to staffing cutbacks at mortgage lenders. On a monthly basis, our financial results in January and February were weaker due primarily to low open order volumes in October and November 2008, coupled with the effects of excess costs in the acquired LFG Underwriters. Our legacy FNF business made a small pre-tax profit in January and February, while the LFG Underwriters continued to have a pre-tax loss. By contrast, in March 2009, as the increased open orders began to close and the cost base of the LFG Underwriters was decreased through our integration efforts, our revenues and pre-tax income improved. The pre-tax profit of the legacy FNF business increased significantly in March 2009 compared to the prior two months, to a pre-tax margin (pre-tax profit divided by revenues) in the mid-to-high single digits. The LFG Underwriters would have made a pre-tax profit in March except for the effects of the $20.4 million synergy bonus discussed below and $8.4 million of realized capital losses they incurred on sales of equity securities in March. As a result, their pre-tax margin for March was negative, but would have been in the mid-single digits if not for these factors.

During the quarter, our commercial title business declined due to the weak economy. Together with a decline in home sales, the decline in commercial business caused our average fee per file to decline over the quarter. Our specialty insurance revenues were comparable to the first quarter of 2008. In addition, the first quarter 2009 estimates above reflect a reduction in our claims loss provisioning rate from 8.5% to 7.5% of premiums due to, among other factors, improvements in our underwriting and in our claims handling procedures.

Our preliminary results for the first quarter of 2009 include $20.4 million of pre-tax expense relating to a special bonus established by our compensation committee to incentivize and reward the achievement of cost savings synergies in connection with our acquisition of the LFG Underwriters. This bonus was established to be paid to certain of our officers and employees if total run-rate cost savings achieved were at least $200 million. By March 31, 2009, we had achieved approximately $231 million of such savings, leading us to record an accrual for this bonus in March 2009.

Our financial results for the first quarter of 2009 (including the monthly information) described above are estimates based on our preliminary review and are subject to final closing adjustments.

Industry Overview

Market for title insurance.  While there were declines during 2007 and 2008 in the title insurance market in the United States, the market remains large and grew significantly from 1995 until 2005. The U.S. title insurance industry is concentrated among a handful of industry participants. According to Demotech the top five title insurance companies (which included ourselves and LFG) accounted for 92.8% of net premiums collected in 2007. Over 40 independent title insurance companies accounted for the remaining 7.2% of net premiums collected in 2007.

Generally, real estate buyers and mortgage lenders purchase title insurance to insure good and marketable title to real estate and priority of lien. In a real estate transaction financed with a mortgage, virtually all real property mortgage lenders require their borrowers to obtain a title insurance policy at the time a mortgage loan is made. This lender’s policy insures the lender against any defect affecting the priority of the mortgage in an amount equal to the outstanding balance of the related mortgage loan. An owner’s policy is typically also issued, insuring the buyer against defects in title in an amount equal to the purchase price. In a refinancing transaction, only a lender’s policy is generally purchased because ownership of the property has not changed. In the case of an all-cash real estate purchase, no lender’s policy is issued but typically an owner’s title policy is issued.

Title insurance premiums paid in connection with a title insurance policy are based on (and typically a percentage of) either the amount of the mortgage loan or the purchase price of the property insured. Applicable state insurance regulations or regulatory practices may limit the maximum, or in some cases the minimum, premium that can be charged on a policy. Title insurance premiums are due in full at the closing of the real estate transaction. The lender’s policy generally terminates upon the refinancing or resale of the property.

Title insurance companies typically issue title insurance policies directly through branch offices or through title agencies which are subsidiaries of the title insurance company, or indirectly through independent third party agencies unaffiliated with the title insurance company. Where the policy is issued through a branch or wholly- owned subsidiary agency operation, the title insurance company typically performs or directs the search, and the premiums collected are retained by the title company. Where the policy is issued through an independent agent, the agent generally performs the search (in some areas searches are performed by approved attorneys), examines the title, collects the premium and retains a majority of the premium. The remainder of the premium is remitted to the title insurance company as compensation, part of which is for bearing the risk of loss in the event a claim is made under the policy.

Business Trends and Conditions

Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The level of real estate activity is primarily affected by the average price of real estate sales, the availability of funds for mortgage loans, mortgage interest rates and the overall state of the U.S. economy. Due to several of these factors, the volume of refinancing transactions in particular and mortgage originations in general in the United States declined in the 2006 through 2008 period from 2005 and prior levels, resulting in a reduction of title insurance order counts and revenues for us.

In response to concerns about the economy, the Federal Reserve reduced interest rates by 75 basis points in late 2007 and by a total of another 400-425 basis points in 2008, most recently in December. The target federal funds rate is now 0.0%-0.25% compared to 5.25% in August 2007. The further reduction in rates in the fourth quarter of 2008 resulted in an increase in our refinance order volumes that commenced in December 2008 and has continued through March 2009. However, it is too soon to tell if the portion of these open orders that actually close will be consistent with our percentages in prior periods or how long the increased activity will last. According to the Mortgage Bankers Association’s (“MBA”) current mortgage finance forecast, U.S. mortgage originations (including refinancings) were approximately $1.6 trillion, $2.3 trillion and $2.7 trillion in 2008, 2007 and 2006, respectively. The MBA’s Mortgage Finance Forecast estimates an approximately $2.8 trillion mortgage origination market for 2009, which would be an increase of 65% from 2008. The MBA further forecasts that the 65% increase will result primarily from refinance transactions.

The following table illustrates our average open orders per day from our direct operations for each month shown and movements in the average 30 year mortgage rate as estimated by the MBA.

In addition, other steps taken by the U.S. government to relieve the current economic situation may have a positive effect on our sales of title insurance. Under the administration’s proposed Home Affordable Refinance program, homeowners with a solid payment history on an existing mortgage owned by Fannie Mae or Freddie Mac, who would otherwise be unable to get a refinancing loan because of a loss in home value increasing their loan-to-value ratio above 80%, would be able to get a refinancing loan. The Treasury Department estimates that many of the 4 to 5 million homeowners who fit this description would be eligible to refinance their loans under this program.

Several new pieces of legislation have recently been enacted to address the struggling mortgage market and the current economic and financial environment, including the Emergency Economic Stabilization Act of 2008, which provides broad discretion to the Secretary of the Department of the Treasury to implement a program for the purchase of up to $700 billion in troubled assets from banks and financial institutions (“TARP”). On March 23, 2009, the Treasury Department unveiled its plan to remove many troubled assets from banks’ books, representing one of the biggest efforts by the U.S. government so far to address the ongoing financial crisis. Using $75 to $100 billion in TARP capital and capital from private investors, the so-called “Public-Private Investment Program” is intended to generate $500 billion in purchasing power to buy toxic assets backed by mortgages and other loans, with the potential to expand to $1 trillion over time. The Treasury Department expects this program would not only help cleanse the balance sheets of many of the nation’s largest banks, but also help get credit flowing again. The government intends to run auctions between the banks selling the assets and the investors buying them, hoping to effectively create a market for these assets.

On March 15, 2009, the Federal Reserve announced plans to provide greater support to mortgage lending and housing markets by buying up to $750 billion in mortgage-backed securities issued by agencies like Fannie Mae and Freddie Mac, bringing its total proposed purchases of these securities to $1.25 trillion in 2009, and to increase its purchases of other agency debt in 2009 by up to $100 billion to a total of up to $200 billion. Moreover, to help improve conditions in private credit markets, the Federal Reserve decided to purchase up to $300 billion of longer-term Treasury securities over the next six months.

It is too early to predict with certainty whether these measures will be enacted or implemented in their proposed form and what impact they may have on our business or results of operations.

In October 2008, we announced our plans to begin the process of reviewing and increasing our title insurance rates across the country. Since that time, we have instituted revised rates that are now effective in 22 states. The pricing increases have been generally in the range of 5-10%, including a 10% increase in California. Additional rate revisions are pending in a number of other states and we are also analyzing the filed rates of the LFG Underwriters to make them consistent with the rest of our underwriters.

FNF Title Operations

Direct and Agency Operations.  We provide title insurance services through our direct operations and through independent title insurance agents who issue title policies on behalf of our title insurance companies. Our title insurance companies determine the terms and conditions upon which they will insure title to the real property according to their underwriting standards, policies and procedures.

Prior to the acquisition of the LFG Underwriters, we had over 1,000 offices throughout the U.S. primarily providing residential real estate title insurance. With the acquisition of the LFG Underwriters on December 22, 2008, we added approximately 500 direct offices, of which approximately 215 had been eliminated through the end of March 2009, with the bulk of the reductions occurring in January and February of 2009. During 2007 and 2008, as title insurance activity decreased, we closed and consolidated a number of our offices. Our commercial real estate title insurance business is operated almost exclusively through our direct operations. We maintain direct operations for our commercial title insurance business in all the major real estate markets including New York, Los Angeles, Chicago, Atlanta, Dallas, Philadelphia, Phoenix, Seattle and Houston.

In our agency operations, the title search and examination function is performed by an independent agent or the agent may purchase the search and examination from us. In either case, the agent is responsible to ensure that the search and examination is completed. The agent thus retains the majority of the title premium collected, with the balance remitted to the title underwriter for bearing the risk of loss in the event that a claim is made under the title insurance policy. During 2007 and 2008, prior to the acquisition of the LFG Underwriters, we decreased the number of agents with which we transact business by approximately 2,000. With the acquisition of the LFG Underwriters on December 22, 2008, we added a total of approximately 7,000 agency relationships. Since that acquisition, we have terminated our agreements with approximately 3,000 of those agents and we expect to terminate our agreements with an additional 500 agents. At present, we have approximately 9,000 agents.

The following table presents the percentages of our title insurance premiums generated by direct and agency operations:

	Year Ended December 31,
	2008		2007		2006
	Amount	%	Amount	%	Amount	%
			(Dollars in thousands)

Direct	$1,140,266	42.3%	$1,601,768	42.1%	$1,957,064	42.5%
Agency	1,554,743	57.7%	2,198,690	57.9%	2,649,136	57.5%

Total title insurance premiums	$2,695,009	100.0%	$3,800,458	100.0%	$4,606,200	100.0%

Geographic Operations.  Prior to the acquisition of the LFG Underwriters, our direct operations were divided into approximately 170 profit centers. With the acquisition of the LFG Underwriters, we added approximately 80 profit centers, approximately 30 of which have been eliminated or combined. Each profit center processes title insurance transactions within its geographical area, which is usually identified by a county, a group of counties forming a region, or a state, depending on the management structure in that part of the country. We also transact title insurance business through a network of approximately 9,000 agents, primarily in those areas in which agents are the more prevalent title insurance provider. This includes approximately 4,000 agents that were added through our acquisition of the LFG Underwriters.

Claims.  We have taken several steps intended to address issues that have contributed to increases in each of the last two years in our provisioning rate for losses occurring under policies written in prior years. Starting in the fourth quarter of 2008, we began to revise certain aspects of our approach to processing claims. Key changes implemented include a greater effort to collect contributions from agents that bear responsibility for losses, more stringent enforcement of documentation requirements for proof of claims, a more efficient process for dealing with minor, technical claim matters, and a greater focus on hiring legal counsel with lower billing rates. Our claims paid in the first quarter of 2009 declined compared to the first quarter of 2008 on a pro forma basis, although we are not able to predict the extent to which this decline will be sustained over time. We have also continued, in 2008, reducing our total number of agents, with a focus in part on dropping agents producing higher claims ratios. We are taking similar measures with respect to the LFG Underwriters we recently acquired. On a combined basis, FNF and the LFG Underwriters paid approximately $495 million in respect of claims in 2008.

Escrow, Title-Related and Other Fees.  In addition to fees for underwriting title insurance policies, we derive a significant amount of our revenues from escrow, title-related and other services, including closing services. The escrow and other services provided by us include all of those typically required in connection with residential and commercial real estate purchase and refinance activities. Escrow, title-related and other fees represented approximately 26.5%, 20.5%, and 11.8% of our revenues in 2008, 2007, and 2006, respectively.

Specialty Insurance

We issue various insurance policies and contracts, which include the following:

•	Flood insurance. We issue new and renewal flood insurance policies in conjunction with the U.S. National Flood Insurance Program, which bears all insurance risk related to these policies.

•	Home warranty. We issue one-year, renewable contracts that protect homeowners against defects in household systems and appliances.

•	Personal lines insurance. We offer and underwrite homeowners insurance in 49 states. Automobile insurance is currently underwritten in 29 states. We will expand into several additional states in 2009 where favorable underwriting potential exists. In addition, we underwrite personal umbrella, inland marine (boat and recreational watercraft), and other personal lines niche products in selected markets.

Our Board of Directors has authorized us to investigate strategic alternatives for certain of our specialty insurance businesses. The assets to be evaluated include the flood insurance and personal lines insurance businesses, but not the home warranty business. There can be no assurance, however, that any transaction will be completed.

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 854-8100.

SUMMARY FINANCIAL DATA

The information set forth below should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed for the year ended December 31, 2008. Certain reclassifications have been made to the prior year amounts to conform with the 2008 presentation.

Prior to October 24, 2006, we were known as Fidelity National Title Group, Inc. (“FNT”) and were a majority-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“Old FNF”). On October 24, 2006, Old FNF transferred certain assets to us in return for the issuance of shares of our common stock to Old FNF. Old FNF then distributed to its shareholders all of its shares of our common stock, making FNT a stand alone public company (the “2006 Distribution”). On November 9, 2006, Old FNF was then merged into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which our name was changed to Fidelity National Financial, Inc. On November 10, 2006, our common stock began trading on the New York Stock Exchange under the trading symbol “FNF.”

Acquisitions among entities under common control, such as Old FNF’s 2006 contribution of assets to us in return for the issuance of shares of our common stock to Old FNF in connection with the 2006 Distribution, are not considered business combinations and are to be accounted for at historical cost in accordance with Emerging Issues Task Force (“EITF”) 90-5, “Exchanges of Ownership Interests between Enterprises under Common Control.” Furthermore, the substance of that asset contribution, the 2006 Distribution and the Old FNF-FIS merger is effectively a reverse spin-off of FIS by Old FNF in accordance with EITF 02-11, “Accounting for Reverse Spinoffs.” Accordingly, the historical financial statements of Old FNF became those of FNF. As a result, the data shown below for periods or dates prior to October 24, 2006, the date the 2006 Distribution was completed, are the data of Old FNF, including the results of both FIS and us (referred to as FNT) as subsidiaries of Old FNF. Following completion of the 2006 Distribution, however, the criteria to account for FIS as discontinued operations as prescribed by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” were not met. This is primarily due to our continuing involvement with and significant influence over FIS subsequent to the merger of Old FNF and FIS through common board members, common senior management and continuing business relationships. As a result, for periods prior to October 24, 2006, FIS continues to be included in our consolidated financial statements.

	Year Ended December 31,
	2004(1)	2005(2)	2006(3)	2007(4)	2008(5)
		(In thousands, except per share and other data)

Operating Data:
Revenue	$8,293,623	$9,654,226	$9,434,399	$5,523,175	$4,329,095

Expenses:
Personnel costs	2,786,297	3,224,678	3,225,319	1,700,935	1,355,845
Other operating expenses	1,598,942	1,702,353	2,075,101	1,109,438	1,208,647
Agent commissions	2,028,926	2,060,467	2,035,423	1,698,215	1,218,044
Depreciation and Amortization	338,434	406,259	460,750	130,092	142,759
Provision for claim losses	311,916	480,556	486,334	653,876	630,404
Interest expense	47,214	172,327	209,972	54,941	68,789

	7,111,729	8,046,640	8,492,899	5,347,497	4,624,488

	Year Ended December 31,
	2004(1)	2005(2)	2006(3)	2007(4)	2008(5)
		(In thousands, except per share and other data)

(Loss) earnings before income taxes, equity in (loss) earnings of unconsolidated affiliates, and minority interest	1,181,894	1,607,586	941,500	175,678	(295,393)
Income tax (benefit) expense	438,114	573,391	350,871	46,776	(125,542)

Earnings before equity in (loss) earnings of unconsolidated affiliates and minority interest	743,780	1,034,195	590,629	128,902	(169,851)
Equity in (loss) earnings of unconsolidated affiliates	2,197	354	1,702	835	(13,375)

(Loss) earnings before minority interest	745,977	1,034,549	592,331	129,737	(183,226)
Minority interest	5,015	70,443	154,570	(32)	(4,210)

Net (loss) earnings	$740,962	$964,106	$437,761	$129,769	$(179,016)

Per Share Data(6):
Basic net (loss) earnings per share		$5.56	$2.40	$0.60	$(0.85)

Weighted average shares outstanding, basic basis		173,463	182,031	216,583	209,974
Diluted net (loss) earnings per share		$5.55	$2.39	$0.59	$(0.85)

Weighted average shares outstanding, diluted basis		173,575	182,861	219,989	209,974
Unaudited pro forma net earnings per share — basic and diluted(7)	$4.28

Unaudited pro forma weighted average shares — basic and diluted(7)	172,951
Dividends declared per share		0.25	$1.17	$1.20	$1.05
Balance Sheet Data:
Investments(8)	$3,346,276	$4,564,189	$4,121,751	$4,101,821	$4,376,493
Cash and cash equivalents(9)	331,222	513,394	676,444	569,562	315,297
Total assets	9,270,535	11,104,617	7,259,559	7,587,853	8,368,240
Notes payable	1,370,556	3,217,019	491,167	1,167,739	1,350,849
Reserve for claim losses(10)	1,000,474	1,113,506	1,220,636	1,419,910	2,738,625
Minority interests and preferred stock of subsidiary	18,874	636,304	56,044	53,868	51,199
Stockholders’ equity	4,700,091	3,279,775	3,474,368	3,244,088	2,805,573
Book value per share(11)		18.81	$15.75	$15.23	$13.05
Other Data:
Orders opened by direct title operations	3,680,200	3,615,400	3,146,200	2,259,800	1,860,400
Orders closed by direct title operations	2,636,300	2,487,000	2,051,500	1,434,800	1,121,200
Provision for title insurance claim losses to title insurance premiums(10)	5.5%	7.2%	7.5%	13.2%	18.2%
Title related revenue(12):
Percentage direct operations	55.2%	56.4%	53.7%	55.4%	59.5%
Percentage agency operations	44.8%	43.6%	46.3%	44.6%	40.5%

(1)	Our financial results for the year ended December 31, 2004 include the results of various entities acquired on various dates during 2004.

(2)	Our financial results for the year ended December 31, 2005 include in revenue and net earnings a $318.2 million gain on sale relating to the issuance of subsidiary stock, approximately $100.0 million in additional income tax expense relating to the distribution to our shareholders of a 17.5% interest of FNT and additional minority interest expense related to the minority interests issued in FNT and FIS. (See note A of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed for the year ended December 31, 2008).

(3)	Beginning October 24, 2006, the date on which the 2006 Distribution was completed, our financial results no longer include the results of FIS. The operations of FIS continue to be included in our results for periods prior to October 24, 2006. In addition, FIS’s financial results for 2006 include the results of operations of Certegy Inc. (“Certegy”) since February 1, 2006, the date on which Certegy was acquired by FIS (see note B of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed for the year ended December 31, 2008).

(4)	Our financial results for the year ended December 31, 2007, include charges to our provision for claim losses totaling $217.2 million ($159.5 million net of income taxes) which we recorded as a result of adverse claim loss development on prior policy years and the results of various entities acquired on various dates during 2007.

(5)	Our financial results for the year ended December 31, 2008, include a charge to our provision for claim losses of $261.6 million ($157.0 million net of income taxes) which we recorded as a result of adverse claim loss development on prior policy years and the results of various entities acquired on various dates during 2008.

(6)	Our historical basic and diluted earnings per share for 2006 and 2005 have been calculated using FNT’s basic and diluted weighted average shares outstanding.

(7)	Unaudited pro forma net earnings per share for 2004 is calculated using the number of outstanding shares of Old FNF on a date prior to the distribution of FNT shares to Old FNF shareholders in 2005.

(8)	Investments as of December 31, 2008, 2007, 2006, 2005, and 2004 include securities pledged to secure trust deposits of $382.5 million, $513.8 million, $696.8 million, $656.0 million, and $546.0 million, respectively. Investments as of December 31, 2008, 2007, 2006, and 2005 include securities pledged relating to our securities lending program of $103.6 million, $264.2 million, $305.3 million and $138.7 million, respectively.

(9)	Cash and cash equivalents as of December 31, 2008, 2007, 2006, 2005, and 2004 include cash pledged to secure trust deposits of $109.6 million, $193.5 million, $228.5 million, $234.7 million, and $195.2 million, respectively. Cash and cash equivalents as of December 31, 2008, 2007, 2006 and 2005 include cash pledged relating to our securities lending program of $107.6 million, $271.8 million, $316.0 million, and $143.4 million, respectively.

(10)	As a result of adverse title insurance claim loss development on prior policy years, we recorded charges in 2008 totaling $261.6 million, or $157.0 million net of income taxes, and in 2007 totaling $217.2 million, or $159.5 million net of income taxes, to our provision for claim losses. These charges were recorded in addition to our provision for claim losses of 8.5% and 7.5% for the years ended December 31, 2008 and 2007, respectively.

(11)	Book value per share is calculated as stockholders’ equity at December 31 of each year presented divided by actual shares outstanding at December 31 of each year presented.

(12)	Includes title insurance premiums and escrow, title-related and other fees.

The Offering

Common stock offered	13,300,000 shares

Common stock to be outstanding after this offering(1)	229,930,765 shares

Use of Proceeds	The net proceeds from this offering will be used for general corporate purposes, including the potential repayment of debt under our revolving credit facility. See “Use of Proceeds” on page S-22.

Listing of Common Shares	Shares of our common stock are listed on The New York Stock Exchange under the symbol “FNF.”

Risk Factors	See “Risk Factors” beginning on page S-14 and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Does not include: 22,942,399 shares of our common stock subject to exercise of our outstanding options, which have a weighted average exercise price of $13.22 per share, and vesting of our restricted stock grants, both under our current and previous equity incentive plans as of March 31, 2009; and additional shares of common stock available for issuance under our employee stock purchase plan.

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares will not be exercised.

RISK FACTORS

In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those listed below and others described elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein. Any of the risks described herein could result in a significant or material adverse effect on our results of operations or financial condition.

General

If adverse changes in the levels of real estate activity occur, our revenues may decline.

Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. Both the volume and the average price of residential real estate transactions have recently experienced declines in many parts of the country, and these trends appear likely to continue. The volume of refinancing transactions in particular and mortgage originations in general declined in the 2006 through 2008 period from 2005 and prior levels, resulting in reduction of revenues in some of our businesses.

We have found that residential real estate activity generally decreases in the following situations:

•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.

Declines in the level of real estate activity or the average price of real estate sales are likely to adversely affect our title insurance revenues. In 2008, the sharply rising mortgage delinquency and default rates caused negative operating results at a number of banks and financial institutions and, as a result, have significantly reduced the level of lending activity. The current Mortgage Bankers Association forecast is for approximately $2.8 trillion of mortgage originations in 2009 compared to $1.6 trillion in 2008. In December 2008 and continuing through March 2009, our open order volumes for refinancing transactions have increased, reflecting lower interest rates. However, it is too soon to tell if the portion of these open orders that actually closes will be consistent with our closing percentages in prior periods or how long this increased activity will last. Several banks have failed in recent months and others may fail in the short to medium term, further reducing the capacity of the mortgage industry to make loans. Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.

We have recorded goodwill as a result of prior acquisitions, and an economic downturn could cause these balances to become impaired, requiring write-downs that would reduce our operating income.

Goodwill aggregated approximately $1,581.7 million, or 18.9% of our total assets, as of December 31, 2008. Current accounting rules require that goodwill be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Factors that may be considered a change in circumstance indicating the carrying value of our intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization, and negative industry or economic trends. However, if the current worldwide economic downturn continues, the carrying amount of our goodwill may no longer be recoverable, and we may be required to record an impairment charge, which would have a negative impact on our results of operations and financial condition. We will continue to monitor our market capitalization and the impact of the current economic downturn on our business to determine if there is an impairment of goodwill in future periods.

If the recent worsening of economic and credit market conditions continues or increases, it could have a material adverse impact on our investment portfolio.

Our investment portfolio is exposed to economic and financial market risks, including changes in interest rates, credit markets and prices of marketable equity and fixed-income securities. Our investment policy is designed to maximize total return through investment income and capital appreciation consistent with moderate risk of principal, while providing adequate liquidity and complying with internal and regulatory guidelines. To achieve this objective, our marketable debt investments are primarily investment grade, liquid, fixed-income securities and money market instruments denominated in U.S. dollars. We also make investments in certain equity securities in order to take advantage of perceived value and for strategic purposes. In addition, we have made, and may continue to make, significant minority investments in other companies. To date, these types of investments have typically been made by the holding company. Recent economic and credit market conditions have adversely affected and could continue to affect both the operations of issuers and of companies in which we have minority investments and the ability of some issuers of investment securities to repay their obligations and have affected and may further affect the values of investment securities and our minority investments. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition.

If we observe changes in the rate of title insurance claims, it may be necessary for us to record additional charges to our claim loss reserve. This may result in lower net earnings and the potential for earnings volatility.

At each quarter end, our recorded reserve for claim losses is initially the result of taking the prior recorded reserve for claim losses, adding the current provision to that balance and subtracting actual paid claims from that balance, resulting in an amount that management then compares to the actuarial point estimate provided in the actuarial calculation. Due to the uncertainty and judgment used by both management and our actuary, our ultimate liability may be greater or less than our current reserves and/or our actuary’s calculation. If the recorded amount is within a reasonable range of the actuary’s point estimate, but not at the point estimate, management assesses other factors in order to be comfortable with the position of the recorded reserve within a range. These factors, which are more qualitative than quantitative, can change from period to period and include items such as current trends in the real estate industry (which management can assess, but for which there is a time lag in the development of the data used by our actuary), the stratification of certain claims (large vs. small), improvements in our claims management processes, and other cost saving measures. If the recorded amount is not within a reasonable range of the actuary’s point estimate, we would record a charge and reassess the long-term provision on a go forward basis.

As a result of adverse claim loss development on prior policy years, we recorded charges in 2008 and 2007 totaling $261.6 million ($157.0 million net of income taxes) and $217.2 million ($159.5 million net of income taxes) in our provision for claim losses. These charges were recorded in addition to our provision in those years for claim losses of 8.5% and 7.5%, respectively, of our premiums written. These charges brought our reserve position to a level that represents our best estimate of our ultimate liability. We adjusted our provision for claim losses for the first quarter of 2009 to 7.5% of premiums written. We will reassess the provision to be recorded in future periods consistent with this methodology and can make no assurance that we will not need to record charges in the future to increase reserves in respect of prior periods.

During the fourth quarter of 2008 we revised our claims processes, and in the first quarter of 2009 we applied those revisions to the acquired LFG Underwriters. In the first quarter of 2009, we reduced our provision for claims losses from 8.5% to 7.5% of premiums written, based in part on the recent decline in our claims paid as well as improvements in underwriting, price increases we have implemented and other factors considered by management. We cannot predict, however, the extent to which this decline in our claims paid will be sustained over time, or whether it may be moderated or reversed by developments such as the payment of one or more large claims, an increased volume of small claims that become payable, revisions to our claims processes or other developments or factors.

Competitive factors could adversely affect our results of operations.

The title insurance industry is highly competitive, with the top five insurance companies (which included FNF and the LFG Underwriters) accounting for 92.8% of net premiums collected in 2007 according to Demotech. The number and size of competing companies varies in the different geographic areas in which we conduct our business. In our principal markets, competitors include other major title underwriters such as The First American Corporation, Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies, underwritten title companies and independent agency operations at the regional and local level. Also, the removal of regulatory barriers might result in new competitors entering the title insurance business, and those new competitors may include diversified financial services companies that have greater financial resources than we do and possess other competitive advantages.

Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.

Competition in the title insurance industry is based primarily on expertise, customer satisfaction and price. The rates charged for title insurance are primarily regulated by the states and are subject to competition among title insurers in those states where they are not state-mandated. In addition, the financial strength and ratings of the insurer have become increasingly important factors in decisions relating to the purchase of title insurance, particularly in multi-state transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits. Other key competitive factors include customer service, including our accurate and timely delivery of title policies, our flexibility in designing programs for large customers and customer and agent satisfaction with our processes and approaches for handling claims. If our competitors are more competitive than we are in any of these areas, it could adversely affect our market share and results of operations.

Our insurance subsidiaries must comply with extensive regulations. These regulations may increase our costs or impede or impose burdensome conditions on actions that we might seek to take to increase the revenues of those subsidiaries.

Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which they operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:

•	licensing requirements;

•	trade and marketing practices;

•	accounting and financing practices;

•	capital and surplus requirements;

•	the amount of dividends and other payments made by insurance subsidiaries;

•	investment practices;

•	rate schedules;

•	deposits of securities for the benefit of policyholders;

•	establishing reserves; and

•	regulation of reinsurance.

Most states also regulate insurance holding companies like us with respect to acquisitions, changes of control and the terms of transactions with our affiliates. State regulations may impede or impose burdensome conditions on our ability to increase or maintain rate levels or on other actions that we may want to take to enhance our operating results. In addition, we may incur significant costs in the course of complying with regulatory requirements. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

State regulation of the rates we charge for title insurance could adversely affect our results of operations.

Our title insurance subsidiaries are subject to extensive rate regulation by the applicable state agencies in the jurisdictions in which they operate. Title insurance rates are regulated differently in the various states, with some states requiring the subsidiaries to file and receive approval of rates before such rates become effective and some states promulgating the rates that can be charged. In almost all states in which our title subsidiaries operate, our rates must not be excessive, inadequate or unfairly discriminatory. See also the risk factor below relating to regulatory conditions in California.

Regulatory investigations of the insurance industry may lead to fines, settlements, new regulation or legal uncertainty, which could negatively affect our results of operations.

We receive inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies from time to time about various matters relating to our business. Sometimes these take the form of civil investigative subpoenas. We attempt to cooperate with all such inquiries. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities which require us to pay money or take other actions. These fines may be significant and actions we are required to take may adversely affect our business.

Because we are dependent upon California for approximately 18 percent of our title insurance premiums, our business may be adversely affected by regulatory conditions in California.

California is the largest source of revenue for the title insurance industry and, in 2008, California-based premiums accounted for 32% of premiums earned by our direct operations and 8% of our agency premium revenues. In the aggregate, California accounted for approximately 17.6% of our total title insurance premiums for 2008. A significant part of our revenues and profitability are therefore subject to our operations in California and to the prevailing regulatory conditions in California. Adverse regulatory developments in California, which could include reductions in the maximum rates permitted to be charged, inadequate rate increases or more fundamental changes in the design or implementation of the California title insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition.

In January 2007, the State of California adopted regulations that would have significant effects on the title insurance industry in California. The Company, as well as others, has been engaged in discussions with the California Department of Insurance (the “CDI”) regarding possible industry reforms that may result in the CDI’s decision to modify or repeal the regulations prior to their implementation. On June 17, 2008, the CDI filed with the Office of Administrative Law revised title insurance regulations containing substantial changes to the existing regulations. Hearings on revised regulations were held in August. We, through the California Land Title Association, continue to work with the CDI to refine certain aspects of the proposed regulations, including the statistical reporting provisions; however, there is no certainty as to what final form the proposed regulations would take and how they would affect our results of operations and financial condition.

If the rating agencies downgrade our Company, our results of operations and competitive position in the title insurance industry may suffer.

Ratings have always been an important factor in establishing the competitive position of insurance companies. Our title insurance subsidiaries are rated by S&P, Moody’s, Fitch, A.M. Best, and Demotech. Ratings reflect the opinion of a rating agency with regard to an insurance company’s or insurance holding company’s financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to investors. On December 23, 2008, Fitch downgraded FNF’s financial strength ratings from A- to BBB. The following announcements have been made by the rating agencies regarding the current status of our ratings: Fitch — Rating Watch Negative and A.M. Best — under review with negative implications. In addition, Fitch has announced that the ratings of the underwriters that we recently acquired from LFG are on Rating Watch Evolving. The ratings for the entire FNF family of companies as a whole are as follows:

	S&P	Moody’s	Fitch(1)	A.M. Best

FNF family of companies	A	A3	BBB	A

(1)	Fitch has also assigned a rating of BBB- to the LFG Underwriters

Demotech provides financial strength/stability ratings for each of our principal title insurance underwriters individually, as detailed in our annual report on Form 10-K incorporated by reference herein.

Our ratings are subject to continued periodic review by rating agencies and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by those entities, our results of operations could be adversely affected.

Our rate of growth could be adversely affected if we are unable to acquire suitable acquisition candidates.

As part of our growth strategy, we have made numerous acquisitions and we plan to continue to acquire complementary businesses, products and services. This strategy depends on our ability to identify suitable acquisition candidates and, assuming we find them, to finance such acquisitions on acceptable terms. We have historically used, and in the future may continue to use, a variety of sources of financing to fund our acquisitions, including cash from operations, debt and equity. Our ability to finance our acquisitions is subject to a number of risks, including the availability of adequate cash reserves from operations or of acceptable financing terms and variability in our stock price. These factors may inhibit our ability to pursue attractive acquisition targets. If we are unable to acquire suitable acquisition candidates, we may experience slower growth.

Our management has articulated a willingness to seek growth through acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or geographic areas. This expansion of our business subjects us to associated risks, such as the diversion of management’s attention and lack of experience in operating such businesses, and may affect our credit and ability to repay our debt.

Our management has stated that we may make acquisitions in lines of business that are not directly tied to or synergistic with our core operating segments. Accordingly, we have in the past year acquired, and may in the future acquire, businesses in industries or geographic areas with which management is less familiar than we are with our core businesses. These activities involve risks that could adversely affect our operating results, such as diversion of management’s attention and lack of substantial experience in operating such businesses. There can be no guarantee that we will not enter into transactions or make acquisitions that will cause us to incur additional debt, increase our exposure to market and other risks and cause our credit or financial strength ratings to decline.

We may encounter difficulties managing our growth and successfully integrating new businesses, which could adversely affect our results of operations.

We have historically achieved growth through a combination of developing new products and services, increasing our market share for existing products, and making acquisitions. Part of our strategy is to pursue opportunities to diversify and expand our operations by acquiring or making investments in other companies. The success of each acquisition will depend upon:

•	our ability to integrate the acquired business’ operations, products and personnel;

•	our ability to retain key personnel of the acquired business;

•	our ability to expand our financial and management controls and reporting systems and procedures;

•	our ability to maintain the customers and goodwill of the acquired business; and

•	our exposure to any unexpected costs or unforeseen liabilities associated with the acquired business.

The integration of two previously separate companies is a challenging, time-consuming and costly process. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect each company’s ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the combination. In addition, any successful integration of companies will require the dedication of significant management resources, which will temporarily detract attention from our day-to-day businesses.

Our recent acquisition of subsidiaries of LandAmerica Financial Group, Inc. may expose us to certain risks.

On December 22, 2008, we completed the acquisition of the LFG Underwriters. The LFG Underwriters have experienced financial difficulties in recent quarters. The acquisition may have unforeseen negative effects on our company, including potentially if there are significant undisclosed liabilities that we did not discover in our due diligence review or otherwise prior to closing. Further, we face challenges in integrating the LFG Underwriters. These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures, and achieving cost reductions. There can be no assurance that we will be able to fully integrate all aspects of the acquired business successfully or achieve the level of cost reductions we hope to achieve, and the process of integrating this acquisition may disrupt our business and divert our resources.

We are a holding company and depend on distributions from our subsidiaries for cash.

We are a holding company whose primary assets are the securities of our operating subsidiaries. Our ability to pay interest on our outstanding debt and our other obligations and to pay dividends is dependent on the ability of our subsidiaries to pay dividends or make other distributions or payments to us. Our subsidiaries are not obligated to make funds available to us. If our operating subsidiaries are not able to pay dividends to us, we may not be able to meet our obligations or pay dividends on our common stock.

Our title insurance and specialty insurance subsidiaries must comply with state laws which require them to maintain minimum amounts of working capital, surplus and reserves, and place restrictions on the amount of dividends that they can distribute to us. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. During 2009, our title insurers will be able to pay dividends or make distributions to us without prior regulatory approval of approximately $214.7 million.

The maximum dividend permitted by law is not necessarily indicative of an insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, depending on business and regulatory conditions, we may in the future need to retain cash in our underwriters or even contribute cash to one or more of them in order to maintain their ratings or their statutory capital position. Such a requirement could be the result of investment losses, reserve charges, adverse operating conditions in the current economic environment or changes in interpretation of statutory accounting requirements by regulators. Further, the LFG Underwriters recently acquired by us could have unexpected liabilities or asset exposures that only become apparent over time which adversely affect their surplus.

Our specialty insurance segment is a smaller operation with respect to which we have announced that we are considering our strategic alternatives and, as a result, it is unlikely to be a significant source of dividends to us in 2009.

We could have conflicts with FIS, and our chairman of our board of directors and other officers and directors could have conflicts of interest due to their relationships with FIS.

Prior to October 24, 2006, we were known as Fidelity National Title Group, Inc. (“FNT”) and were a majority-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“Old FNF”). On October 24, 2006, Old FNF transferred certain assets to us in return for the issuance of shares of our common stock to Old FNF. Old FNF then distributed to its shareholders all of its shares of our common stock, making FNT a stand alone public company. On November 9, 2006, Old FNF was then merged into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which our name was changed to Fidelity National Financial, Inc. On November 10, 2006, our common stock began trading on the New York Stock Exchange under the trading symbol “FNF.”

Conflicts may arise between FIS and us as a result of our ongoing agreements. We may enter into further agreements with FIS. Certain of our executive officers and directors could be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with FIS.

Some of our executive officers and directors own substantial amounts of FIS stock and stock options. Such ownership could create or appear to create potential conflicts of interest when our directors and officers are faced with decisions that involve FIS.

William P. Foley, II, is the chairman of our board of directors, and the executive chairman of the board of FIS. As a result of his roles, he has obligations to us and FIS and may have conflicts of interest with respect to matters potentially or actually involving or affecting our and FIS’s respective businesses. In addition, Mr. Foley may also have conflicts of time with respect to his multiple responsibilities. If his duties to either company require more time than Mr. Foley is able to allot, then his oversight of that company’s activities could be diminished. Finally, FIS and we have overlapping directors and officers.

Matters that could give rise to conflicts between us and FIS, among other things:

•	our ongoing and future relationships with FIS, including related party agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification, claims administration and handling, and other matters; and

•	the quality and pricing of services that we have agreed to provide to FIS or that it has agreed to provide to us.

We seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with FIS and through oversight by independent members of our board of directors. However, there can be no assurance that such measures will be effective or that we will be able to resolve all potential conflicts with FIS, or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with a third party.

Provisions of our certificate of incorporation may prevent us from receiving the benefit of certain corporate opportunities.

Because FIS may engage in some of the same activities in which we engage, there is a risk that we may be in direct competition with FIS over business activities and corporate opportunities. To address these potential conflicts, a corporate opportunity policy is incorporated into our certificate of incorporation. Among other things, this policy provides that FIS has no duty not to compete with us. The policy also limits the situations in which one of our directors or officers, if also a director or officer of FIS, must offer corporate opportunities to us of which such individual becomes aware. These provisions may limit the corporate opportunities of which we are made aware or which are offered to us.

Our 1031 exchange business may be adversely affected by proposed regulations under Section 468B and Section 7872 of the Internal Revenue Code.

The IRS has proposed regulations under Section 468B regarding the taxation of the income earned on escrow accounts, trusts and other funds used during deferred exchanges of like-kind property and under Section 7872 regarding below-market loans to facilitators of these exchanges. The proposed regulations affect taxpayers that engage in like-kind exchanges and escrow holders, trustees, qualified intermediaries, and others that hold funds during like-kind exchanges. We currently do not know what effect these changes will have on our 1031 exchange businesses.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of FNF. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the possibility that revenues, cost savings, growth prospects, and any other synergies expected from our acquisition of the LFG Underwriters will not be realized;

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	continued weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding, or a weak U.S. economy;

•	our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	significant competition that our operating subsidiaries face;

•	compliance with extensive government regulation of our operating subsidiaries and adverse changes in applicable laws or regulations or in their application by regulators;

•	regulatory investigations of the title insurance industry;

•	our business concentration in the State of California, the source of approximately 18% of our title insurance premiums; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $        after deducting our estimated offering expenses, as described in “Underwriting.”

The net proceeds from this offering will be used for general corporate purposes, including the potential repayment of debt under our revolving credit facility. As of March 31, 2009, the outstanding balance of the revolving credit facility was $535 million, bearing interest at 0.84% per annum and maturing on October 24, 2011.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of December 31, 2008 on an actual basis, and on an as-adjusted basis to give effect to the offering (assuming no exercise of the underwriters’ option to purchase additional shares) and the application of the net proceeds from this offering as described in “Use of Proceeds”. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement.

	As of December 31,
	2008
	Actual	As Adjusted
	(In thousands)

Cash and cash equivalents	$315,297 (1)	$

Total long-term debt	1,350,849

Stockholders’ equity
Common stock, $0.0001 par value	23
Additional paid-in capital	3,325,209
Retained deficit	(188,954)
Accumulated other comprehensive loss	(91,757)
Less treasury stock	(238,948)

Total	2,805,573

Total capitalization	$4,156,422	$

(1)	Cash and cash equivalents includes $109,587 and $107,626 of pledged cash related to secured trust deposits and our securities lending program, respectively.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number of
Name	Shares

J.P. Morgan Securities Inc.
Goldman, Sachs & Co.
Barclays Capital Inc.
Stephens Inc.
Keefe, Bruyette & Woods, Inc.
Piper Jaffray & Co.

Total	13,300,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to 1,995,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With Full
	Greenshoe	Greenshoe
	Exercise	Exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $       .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Goldman, Sachs & Co. for a period of 60 days after the date of this prospectus supplement, other than (i) the shares being sold hereby, (ii) any shares of common stock issued upon the exercise of options or other share awards outstanding on the date hereof, (iii) options or other share-based awards under our existing benefit plans, provided that such awards do not vest within such 60-day period or, if they do vest, that any shares acquired on exercise are subject to the restrictions set forth in the next paragraph for the remainder of such 60-day period and (iv) shares of common stock issued as consideration in acquisitions up to a maximum of 10% of our common stock outstanding on the date hereof.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Goldman, Sachs & Co., (1) offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “FNF”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that an offer of such shares may, with effect from and including the Relevant Implementation Date, be made to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression “EU Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our web site at http://www.fnf.com. The information on our web site is not part of this prospectus supplement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Annual Report on Form 10-K filed for the year ended December 31, 2008;

•	Current Reports on Form 8-K filed on February 5, 2009 and March 9, 2009 and Form 8-K/A filed on March 9, 2009;

•	Definitive Proxy Statement on Schedule 14A filed on April 13, 2009; and

•	The description of our common stock, par value $0.0001 per share, contained in our Registration Statement on Form 8-A (File No. 1-32630), filed with the SEC on September 27, 2005 under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

The financial information contained in the Form 8-K filed on February 5, 2009 was superseded in its entirety by the financial information contained in the Form 10-K for the year ended December 31, 2008.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Fidelity National Financial, Inc. by Dewey & LeBoeuf LLP, New York, New York, special counsel to us. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The reports on Fidelity National Financial, Inc.’s Consolidated Financial Statements and related schedules refer to a change, effective January 1, 2007, in the method of accounting for uncertain tax positions. The report dated March 2, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph regarding the acquired LFG Underwriters that are excluded from management’s assessment and our evaluation of the effectiveness of Fidelity National Financial, Inc.’s internal control over financial reporting as of December 31, 2008.

The special-purpose combined carve out financial statements of the LFG Underwriters as of and for the year ended December 31, 2007, included in the current report of Fidelity National Financial, Inc. on Form 8-K/A filed on March 9, 2009 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated herein by reference and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

FIDELITY NATIONAL FINANCIAL, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
DEBT SECURITIES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Financial, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of common or preferred stock or debt securities, senior or subordinated debt securities, warrants, purchase contracts and units.

Fidelity National Financial, Inc. will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Fidelity National Financial, Inc. may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

Fidelity National Financial, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “FNF.” Other than for Fidelity National Financial, Inc.’s common stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 14, 2007

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Fidelity,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries

This prospectus is part of a registration statement that Fidelity filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, Fidelity may issue any combination of securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities Fidelity may offer. Each time we sell securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Fidelity has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Fidelity is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of Fidelity. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy;

•	compliance with extensive government regulations of our operating subsidiaries, and the possibility of adverse changes in applicable laws or regulations;

•	regulatory investigations of the title insurance industry;

•	our business concentration in the State of California, the source of over 20% of our title insurance premiums;

•	our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or difficulties in integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	competition from other title insurance companies; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus.

FIDELITY NATIONAL FINANCIAL, INC.

We are a leading provider of title insurance, specialty insurance lines and claims management services. We are one of the nation’s largest title insurance companies through our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — which issue approximately 27.7 percent of all title insurance policies in the United States. We also provide flood insurance, personal lines insurance and home warranty insurance through our specialty insurance subsidiaries. We are also a leading provider of outsourced claims management services to large corporate and public sector entities through our minority-owned subsidiary, Sedgwick CMS.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 854-8100.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges(1)	1.0	3.7	6.4	8.2	11.0	8.8

(1)	In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and minority interest plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals. As of the date of this prospectus, there is no preferred stock outstanding and accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of our Amended and Restated Certificate of Incorporation, our bylaws, and of the Delaware General Corporation Law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our Amended and Restated Certificate of Incorporation and bylaws, and to the provisions of Delaware law. We have incorporated by reference our Amended and Restated Certificate of Incorporation and our bylaws as exhibits to the registration statement.

General

Stock Outstanding.  As of September 30, 2007, our authorized capital stock consisted of 600,000,000 shares, par value $.0001 per share, of Class A common stock, of which 215,688,726 shares were issued and outstanding. As of September 30, 2007, our authorized preferred stock was 50,000,000 shares, par value $.0001 per share, of which no shares were issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Our common stock does not entitle its holders to cumulative voting rights. In the event of our liquidation or dissolution, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The specific terms of the preferred stock will be described in the prospectus supplement.

Voting Rights.  The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. The prospectus supplement will describe the voting rights, if any, of the preferred stock.

Conversion or Exchange.  The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may set forth the conversion price, the method of determining the conversion price and the conversion period and may allow or require the number of shares of our common stock or other securities to be received by the holders of preferred stock to be adjusted.

Redemption.  The prospectus supplement will describe the obligation, if any, to redeem the preferred stock in whole or in part at the times and at the redemption prices set forth in the applicable prospectus supplement.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

A number of provisions of our Amended and Restated Certificate of Incorporation and our bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our Amended and Restated Certificate of Incorporation, our bylaws and certain Delaware laws that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult.

Common Stock.  Our unissued shares of authorized Class A common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock.  The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties that might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our common stock.

Classified Board of Directors and Related Provisions.  Our Amended and Restated Certificate of Incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our Amended and Restated Certificate of Incorporation also provides that directors may be removed only for “cause” by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of our Amended and Restated Certificate of Incorporation authorizing our board of directors to fill vacancies on the board, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings.  Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of our entire board of directors or our chairman of the board or chief executive officer. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominees.  Our bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Voting Requirements on Amending our Amended and Restated Certificate of Incorporation or Bylaws.  Our Amended and Restated Certificate of Incorporation and our bylaws provide that amendments to certain provisions of our bylaws, including those related to stockholder proposals and calling special meetings of stockholders, must be approved by both our board of directors and by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. All other amendments to our bylaws require either: (i) approval by a majority of our entire board of directors (without stockholder consent) or (ii) the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. In addition, our Amended and Restated Certificate of Incorporation provides that amendments to certain provisions of our Amended and Restated Certificate of Incorporation, including those relating to the classified board, removal of directors, calling special meetings and no stockholder action by written consent, must be approved by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all of our capital stock then entitled to vote (in addition to the approval of our board of directors).

Business Combination Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation’s voting stock.

Limitations on Director Liability

Under the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Provisions of our Amended and Restated Certificate of Incorporation Relating to Corporate Opportunities

To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the Delaware General Corporation Law allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and Fidelity National Information Systems, Inc., and its subsidiaries, which we refer to as FIS, our Amended and Restated Certificate of Incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve FIS and its officers and directors.

Our Amended and Restated Certificate of Incorporation provides that, subject to any written agreement to the contrary, FIS will have no duty to refrain from engaging in the same or similar activities or lines of business that we engage in, and, except as set forth in our Amended and Restated Certificate of Incorporation, neither FIS nor its officers or directors will be liable to us or our stockholders for any breach of any fiduciary duty due to any such activities of FIS.

Our Amended and Restated Certificate of Incorporation also provides that we may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with FIS. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by us or any of our subsidiaries or FIS, shall be considered contrary to any fiduciary duty to us or our stockholders of any director or officer of ours who is also a director, officer or employee of FIS. With limited exceptions, to the fullest extent permitted by law, no director or officer of ours who is also a director, officer or employee of FIS shall have or be under any fiduciary duty to us or our stockholders to refrain from acting on behalf of us or any of our subsidiaries or on behalf of FIS in respect of any such agreement or performing any such agreement in accordance with its terms.

Our Amended and Restated Certificate of Incorporation further provides that if one of our directors or officers who is also a director or officer of FIS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both FIS and us, the director or officer will have satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

•	a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of FIS, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person’s capacity as one of our officers, in which case it will not belong to us;

•	a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of FIS, will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our directors; and

•	a corporate opportunity offered to any person who is an officer of both FIS and us will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our officers.

Notwithstanding these provisions, our Amended and Restated Certificate of Incorporation does not prohibit us from pursuing any corporate opportunity of which we become aware.

These provisions in our Amended and Restated Certificate of Incorporation will no longer be effective on the date that none of our directors or officers are also directors or officers of FIS.

If our Amended and Restated Certificate of Incorporation did not include provisions setting forth the circumstances under which opportunities will belong to us and regulating the conduct of our directors and officers in situations where their duties to us and FIS conflict, the actions of our directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursing or exploiting the opportunity. Based on Section 122(17) of the Delaware General Corporation Law, we do not believe the corporate opportunity guidelines set forth in our Amended and Restated Certificate of Incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of our Amended and Restated Certificate of Incorporation and Delaware law, Delaware law would control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. We may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•	if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

•	there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of Fidelity, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither we nor the depositary will be liable under the deposit agreement to you other than for gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Indenture dated as of December 8, 2005 between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Trust Company, N.A. (the “Senior Indenture”) and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into with The Bank of New York Trust Company, N.A. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures” and each individually as an “Indenture.”

The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be unsecured obligations of ours. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent described herein and in the applicable prospectus supplement.

Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of September 30, 2007, our subsidiaries had approximately $3,141 million of total liabilities. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or require prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities under them from time to time in one or more series. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities, including CUSIP Numbers, and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable Indenture;

•	the date or dates on which the principal of and premium, if any, on the debt securities is payable or the method of determination thereof;

•	the rate or rates (which may be fixed, variable or zero) at which the debt securities will bear interest, if any, or the method of calculating such rate or rates of interest;

•	the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

•	the dates on which interest will be payable and with respect to registered securities, the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, the currency (if other than United States dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed;

•	our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of holders of the debt securities and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, if registered securities, and if other than the denomination of $5,000, if bearer securities, the denominations in which debt securities will be issuable;

•	if other than United States dollars, the currency for which the debt securities may be purchased or in which the debt securities will be denominated and/or the currency in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable and the particular provisions applicable thereto in accordance with, in addition to, or in lieu of the provisions of the applicable Indenture;

•	if the amount of payments of principal of, or premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on a currency or currencies, the index, formula or other method by which such amount will be determined;

•	if the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on the prices of securities or commodities, with reference to changes in the prices of securities or commodities or otherwise by application of a formula, the index, formula or other method by which such amount will be determined;

•	if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration thereof or the method by which such portion will be determined;

•	the person to whom any interest on any registered debt securities will be payable and the manner in which, or the person to whom, any interest on any bearer debt securities will be payable;

•	provisions, if any, granting special rights to the holders of debt securities upon the occurrence of specified events;

•	any addition to or modification or deletion of any Events of Default or any covenants of Fidelity pertaining to the debt securities;

•	under what circumstances, if any, we will pay additional amounts on the debt securities held by a person who is not a U.S. Person in respect of taxes, assessments or similar governmental charges withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether debt securities will be issuable as registered securities or bearer securities (with or without interest coupons), or both, and any restrictions applicable to the offering, sale or delivery of bearer securities, and the terms upon which bearer securities of a series may be exchanged for registered securities of the same series and vice versa;

•	the date as of which any bearer securities and any temporary global security representing outstanding debt securities will be dated if other than the date of original issuance;

•	whether the provisions described below relating to defeasance and covenant defeasance will be applicable to the debt securities of such series;

•	if other than the trustee, the identity of the registrar and any paying agent;

•	if the debt securities will be issued in whole or in part in global form, (i) the depository for such global securities, (ii) whether beneficial owners of interests in any debt securities in global form may exchange such interests for certificated debt securities of like tenor of any authorized form and denomination, and (iii) the circumstances under which any such exchange may occur; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the applicable Indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued only in registered form without coupons or in the form of one or more global securities. Unless otherwise specified in the applicable prospectus supplement, bearer securities will have interest coupons attached.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness (as described below).

Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of or any premium and interest in respect of indebtedness of Fidelity for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Fidelity;

•	all capital lease obligations of Fidelity;

•	all obligations of Fidelity issued or assumed as the deferred purchase price of property, all conditional sale obligations of Fidelity and all obligations of Fidelity under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	all obligations of Fidelity for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of Fidelity in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which Fidelity is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of Fidelity whether or not such obligation is assumed by Fidelity.

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by Fidelity in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is, by its terms, subordinated to, or ranks equally with, the subordinated debt securities; and

•	any indebtedness of Fidelity to its subsidiaries unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities. Further, if an event of default occurs under any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to Fidelity by the holders of such senior indebtedness, then until such event of default is cured or waived or ceases to exist, no payment may be made on the subordinated debt securities; provided, that if the holders of such senior indebtedness do not declare such senior indebtedness to be immediately due and payable within 180 days after the occurrence of such default, Fidelity may resume making payments on the subordinated debt securities. Only one such payment blockage period may be commenced in any 365 day period with respect to the subordinated debt securities of any series.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal of (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Fidelity, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by Fidelity for the benefit of creditors; or

•	any other marshaling of Fidelity’s assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property (other than certain permitted junior securities), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

In the event subordinated debt securities are issued pursuant to the Subordinated Indenture or any other subordinated indenture with a trustee which is also a trustee for senior debt securities pursuant to the Senior Indenture, the occurrence of any default under such subordinated indenture or such Senior Indenture could create a conflicting interest for the respective trustee under the Trust Indenture Act of 1939. If such default has not been cured or waived within 90 days after such trustee has or acquires a conflicting interest, such trustee generally is required by the Trust Indenture Act of 1939 to eliminate such conflicting interest or resign as trustee with respect to the debt securities issued under such Senior Indenture or such subordinated indenture. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected securities.

Restrictive Covenant

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

Limitation on Liens.  We shall not, and shall not permit any of our restricted subsidiaries to, incur, assume or guarantee any debt secured by any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any part of our property, whether now owned or hereafter acquired, without effectively securing the senior debt securities then outstanding equally and ratably with that debt, other than the following (“excluded debt”):

(i) liens securing all or any portion of any debt incurred (x) pursuant to the Credit Agreement, dated as of October 17, 2005, by and among us, as Borrower, Bank of America, N.A., as Administrative Agent, and various financial institutions and other persons from time to time parties thereto, as Lenders, as amended, supplemented or modified from time to time or (y) pursuant to any debt instrument or agreement (“refinancing debt”) that in whole or in part refinances, refunds, repays, renews, replaces or extends the Credit Agreement or any refinancing debt; provided that the aggregate principal amount of debt that shall constitute excluded debt under this clause (i) shall not exceed $400 million;

(ii) liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is being contested in good faith and by proper proceedings, if we or the applicable restricted subsidiary have maintained adequate reserves (in the good faith judgment of our management) with respect thereto in accordance with GAAP;

(iii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted;

(iv) liens existing on August 20, 2001;

(v) liens consisting of pledges or deposits of cash or securities made by any restricted subsidiary in the insurance business as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy the requirements of, any administrative or governmental body of the state of domicile of such restricted subsidiary responsible for the regulation thereof;

(vi) liens consisting of judgment or judicial attachment liens (other than arising as a result of claims under or related to insurance contracts or policies, retrocession agreements or reinsurance agreements); provided that the enforcement of such liens is effectively stayed or fully covered by insurance and all such liens in the aggregate at any time outstanding for us and our restricted subsidiaries do not exceed $20,000,000;

(vii) liens on assets subject to, and securing obligations in respect of, leases that, in conformity with GAAP, are, or are required to be, accounted for as capital leases on the applicable balance sheet, which are entered into in the ordinary course of business and are non-recourse to us or our restricted subsidiaries, and other such leases in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

(viii) liens securing obligations permitted under Sections 7.04(f) and (g) of the Credit Agreement, to the extent such liens are identified and permitted under such sections;

(ix) liens arising as a result of claims under or related to insurance contracts or policies, reinsurance agreements or retrocession agreements in the ordinary course of business, or securing debt of restricted subsidiaries in the insurance business incurred or assumed in connection with the settlement of claim losses in the ordinary course of business of such restricted subsidiaries;

(x) liens on assets of a person that becomes a restricted subsidiary after August 20, 2001 securing debt of such person, which liens and debt previously existed and were not created in contemplation of such acquisition, and which liens are not spread to cover any other property;

(xi) liens on our or our restricted subsidiaries’ assets securing debt owed to us or a restricted subsidiary;

(xii) so long as no default or event of default has occurred and is continuing, other liens securing obligations in an aggregate amount not exceeding $20,000,000; and

(xiii) any extension, renewal or replacement of the foregoing; provided that the liens permitted hereby shall not be spread to cover any additional debt or property (other than a substitution of like property).

The term “restricted subsidiary” includes all of our subsidiaries except Fidelity Asset Management, Inc., Micro General Corporation, and any of their respective subsidiaries.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:

(1) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, expressly assumes by supplemental indenture all of our obligations under the debt securities and the Indentures; and

(3) immediately after giving effect to the transaction no default or event of default shall have occurred and be continuing.

We shall deliver to the trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the applicable Indenture and that all conditions precedent to the consummation of the transaction under the applicable Indenture have been met.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, the resulting or acquiring corporation will be substituted for us under the Indentures with the same effect as if it had been an original party to the Indentures. As a result, such successor corporation may exercise our rights and powers under the Indentures, in our name or its own name, and we will be released from all our liabilities and obligations under the Indentures and under the notes.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to debt securities of any series:

•	default in the payment of any interest on any debt security of such series when due and payable for 30 days;

•	default in the payment of any principal of or premium, if any, on any debt security of such series when due (whether at stated maturity, upon redemption, repurchase at the option of the holder or otherwise), or default in the making of any mandatory sinking fund payment;

•	default, but in the Subordinated Indenture only default in any material respect, in the performance, or breach, of any covenant or warranty with respect to any debt security of such series, and the continuance of such default or breach for 60 days after we receive written notice of such default or breach;

•	default in the payment when due of amounts payable under our other indebtedness in an aggregate amount exceeding $20,000,000, or default under any such other indebtedness which results in an aggregate principal amount exceeding $20,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, so long as such acceleration is not rescinded or annulled or such debt is not paid in full within 10 days after we receive written notice of the default;

•	certain events of bankruptcy, insolvency or reorganization of Fidelity; and

•	any other event of default with respect to any debt security of such series including an event of default provided for in a supplemental indenture.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures occurs and is continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of all of the outstanding debt securities of such series may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the debt securities of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, by written notice to the trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series, by written notice to the trustee, may waive any past default or event of default with respect to that series except (i) a default or event of default in the payment of the principal of, or premium, if any, or interest on, any debt security of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The trustee is not required to exercise any of the rights or powers vested in it by the applicable Indenture at the request or direction of any of the holders of debt securities of any series, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any proceeding with respect to the Indentures or for the appointment of a receiver or trustee or for any other remedy unless (i) the holder has given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding shall have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee, (iii) the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be incurred in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding have not given to the trustee a direction inconsistent with such written request.

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the applicable Indenture or we will notify the relevant trustee of any default that exists under the applicable Indenture.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or government obligations (as defined in either Indenture) or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest, if any, on such debt securities and any mandatory sinking fund payments applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee of money and/or government obligations in sufficient quantity that will provide money in an amount sufficient to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Modification of the Indentures

Under the Indentures, we and the applicable trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of debt securities to:

•	evidence the succession of another person to Fidelity and the assumption by any such successor of the covenants of Fidelity in the Indentures and in the debt securities; or

•	add to the covenants of Fidelity for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon Fidelity in the Indentures; or

•	add any additional Events of Default with respect to all or any series of debt securities; or

•	add to or change any of the provisions of the Indentures to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of debt securities in global form; or

•	amend or supplement any provision contained in the Indentures or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding debt security issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the debt securities; or

•	establish the form or terms of debt securities of any series as permitted by the Indentures; or

•	evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series under the Indentures and add to or change any of the provisions of the Indentures as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indentures; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

•	cure any ambiguity or correct any mistake or correct or supplement any provision in the Indentures which may be inconsistent with any other provision in the Indentures or make any other provisions with respect to matters or questions arising under the Indentures, provided such action shall not adversely affect the interests of any holder of debt securities of any series; or

•	make any change to comply with the Trust Indenture Act of 1939 or any amendment thereof, or any requirement of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939 or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such supplemental indenture, we and the applicable trustee may enter into supplemental indentures to add provisions to, or change or eliminate any provisions of either Indenture or any supplemental indenture or to modify the rights of the holders of the debt securities of each series so affected. However, we need the consent of the holder of each outstanding debt security affected in order to:

•	change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or additional amounts, if any, with respect to, any debt security; or

•	reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any additional amounts payable with respect to, any debt security or the rate of interest on any debt security; or

•	reduce the amount of premium, if any, payable upon redemption of any debt security or the repurchase by us of any debt security at the option of the holder of such debt security; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or additional amounts, if any, with respect to, any debt security is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any debt securities or any premium or the interest thereon or additional amounts, if any, with respect thereto, is payable; or

•	change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any debt security is determined; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the repurchase date, as the case may be); or

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture and their consequences) provided for in the applicable Indenture;

•	change any obligation of Fidelity to maintain an office or agency in the places and for the purposes specified in the Indentures; or

•	make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding debt securities of any series, the holders of which may waive past defaults on behalf of holders of all debt securities of such series, or make any change in the provision governing supplemental indentures that require consent of holders of debt securities, except to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

The trustee under the Indentures is The Bank of New York Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

Exercise of Warrants

Unless otherwise specified in the applicable prospectus supplement, a warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•	The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•	The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•	Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•	The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

•	The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

•	The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us and/or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and until we sell all the securities covered by this prospectus:

•	Annual Report on Form 10-K filed for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q filed for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	Current Report(s) on Form 8-K filed on May 18, 2007, June 5, 2007 and July 6, 2007;

•	The description of our common stock which is contained in our Registration Statement on Form 8-A filed on September 27, 2005; and

•	The definitive proxy statement on Schedule 14A filed on April 19, 2007.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for Fidelity National Financial, Inc. by Dewey & LeBoeuf LLP, New York, New York, special counsel to us.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG’s report with respect to the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” effective January 1, 2006 and the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.

Fidelity National Financial, Inc.

13,300,000 shares of Common Stock

PROSPECTUS

            , 2009